Office of the Chief Accountant
  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549


  August 21, 2002




  Dear Sir/Madam:

       We have read the five paragraphs of Item 4 included in the Form 8-K dated August 21, 2002 of Rentech, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, insofar as they relate to our firm.

  Very truly yours,



  BDO Seidman LLP


  cc:  Rentech, Inc.
       James P. Samuels, Vice President - Finance,
       Chief Financial Officer

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